Exhibit 99.1
Horsehead Holding Corp. Announces Fourth Quarter 2009 Earnings
Pittsburgh, PA, February 26, 2010 — Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC), the parent company of Horsehead Corporation and The International Metals Reclamation Company (“INMETCO”), reported consolidated net earnings of $0.2 million for the fourth quarter of 2009, or $0.00 per diluted share. The current quarter included charges of $4.5 million, before taxes, related to hedges and $1.0 million of acquisition charges before taxes. For the fourth quarter of 2008, Horsehead had consolidated net earnings of $6.3 million, or $0.18 per diluted share. Earnings before taxes for the fourth quarter of 2008 included hedge benefits of $35.9 million.
“The fourth quarter results reflected improvement over the third quarter of 2009 as our cost reduction initiatives and improvement in commodity prices continued to be realized. Product shipments improved modestly and we began to operate our EAF dust recycling facilities at full capacity during the quarter,” said Jim Hensler, President and Chief Executive Officer. “Reported domestic steel production increased 8% compared with the prior year quarter while our electric arc furnace (“EAF”) dust receipts increased 36%, reflecting growth in our business.”
Hensler further commented, “We completed an additional strategic investment during the quarter as we closed on the INMETCO acquisition on December 31, 2009. INMETCO is a leading recycler of EAF dust and other nickel-bearing waste generated by specialty steel producers and a leading processor of nickel-cadmium (Ni-Cad) batteries in North America. We expect this acquisition to be accretive in 2010 and are excited about the additional growth opportunities that it offers.”
“The year of 2009 was extremely challenging but at the same time provided excellent growth opportunities for Horsehead. The year began with weak commodity prices, depressed demand for our products and services and low domestic steel production. Heavy cost cutting combined with improving market conditions contributed to positive cash flow from operations by the end of the first half of the year. With our strong liquidity position, we grew our EAF dust collection business through the acquisition of contracts from Envirosafe Services of Ohio, Inc., continued construction of additional EAF dust processing capacity in Barnwell, South Carolina and completed the acquisition of INMETCO at the close of the year. We ended the year with improved market conditions and a continued strong liquidity position.”
Fourth Quarter Highlights
Compared to the same quarter last year:
•	Product shipments increased 1,517 tons, or 5.1%, to 31,483 tons for the quarter.

•	Net sales decreased $23.0 million, or 25.0%, to $68.8 million. Higher average price realization and the effect of higher shipment volume increased sales $12.9 million and $5.8 million, respectively. These improvements in sales were more than offset by the effect of hedges between the two quarters. Current quarter net sales were reduced by $4.5 million relating to hedges. In comparison, the fourth quarter 2008 net sales included a favorable $35.9 million effect relating to our hedging activities. The LME zinc price averaged $1.00/lb for the quarter compared to $0.54 for the prior year quarter. Realized prices in the current quarter did not fully reflect this change due to contractual lag effects on pricing for the majority of our zinc oxide products and lower premiums.

•	Cost of sales (excluding depreciation) decreased $12.6 million, or 17.2%, to $60.5 million. The conversion cost per ton of zinc produced declined 18.2% between the current quarter and the prior year quarter on 8.2% higher production volume, reflecting primarily the effect of cost reduction efforts. The prior year quarter included a $9.0 million charge to write-down certain inventories to market value at the end of the quarter.

•	Selling, general and administrative expense increased $1.0 million, or 21.1%, to $5.7 million reflecting $1.0 million in expenses related to the acquisition completed during the quarter.

•	The effective tax rate for the quarter was 108.1%, reflecting a change in the twelve month rate to 37.8% versus a rate of 33.3% for the nine months ended September 30, 2009. This change primarily reflected tax law changes enacted during the quarter along with changes in estimates and corrections to certain deferred tax items. The effective tax rate for the quarter and year ended December 31, 2008 was 34.5% and 36.5%, respectively.

•	Cash generated by operating activities (excluding investing activities) was negligible for the quarter ended December 31, 2009 as higher commodity prices resulted in increased working capital. Investing activities during the quarter used $49.9 million of cash with capital spending of $10.4 million, acquisition of INMETCO using $33.2 million and an increase in restricted cash of $6.3 million. Cash and cash equivalents were $95.5 million, excluding $31.5 million of restricted cash, as of December 31, 2009 with $0.3 million of debt.
Shipments and Production Data

	Quarter ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Zinc production — tons	30,781	28,447	105,725	136,840
Zinc product shipments — tons	31,483	29,966	118,242	153,936
Zinc contained — tons	28,513	27,069	107,470	138,901
Net sales realization
Zinc products – per lb	$0.96	$0.72	$0.76	$0.97
Zinc products – per lb zinc contained	$1.06	$0.79	$0.84	$1.07
EAF dust receipts — tons	116,265	85,263	408,967	507,170
LME average zinc price – per lb	$1.00	$0.54	$0.75	$0.85
Business Outlook
According to Mr. Hensler, “Market conditions softened in the second half of the fourth quarter but have improved slowly as we have come into the first quarter of 2010. We believe that the majority of the reported increase in domestic steel production during the fourth quarter was related to non-EAF operations. We continue to operate all of our Waelz kilns for EAF dust processing and are preparing to bring the smelting operation in Monaca, Pa. to full capacity utilization. We continue to realize many of the benefits of the cost reduction initiatives implemented in 2009.”
Hensler also noted, “Construction of our new EAF dust processing facility in Barnwell, South Carolina continues to progress according to plan and we expect to start the first kiln in the second quarter of 2010. EAF dust receipts since the start of this year have exceeded our processing capacity; therefore, we believe the start-up of this first kiln will be well-timed with the market demand. We expect to be in a position to start the second kiln later in the year as market conditions dictate.”
“The successful acquisition of INMETCO at the end of the fourth quarter fits well with our strategy of expanding our capabilities as an environmental services provider and a diversified metals reclamation business. We expect INMETCO to be accretive to earnings in the first quarter of 2010 and we are evaluating several alternatives for growing this business. We are continuing to identify additional, potential investment opportunities which leverage our expertise in environmental services and metals recovery.”
Conference Call Information
Horsehead will conduct a conference call with investors and analysts on Friday, February 26, 2010, at 11:00 am EST to discuss the quarterly results. Dial-in instructions are as follows:
Dial-In Numbers:
United States:  (800) 230-1085
International:  (612) 234-9959
An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://65.197.1.15/att/confcast . Enter Conference ID# 146117 then click Go.
A replay of the call will be available beginning at 1:00 pm EST on Friday, February 26, 2010 and ending on Friday, March 5, 2010 at 11:59 pm EST. Dial in instructions for the replay are:
Dial-In Numbers:
United States:  (800) 475-6701
International:  (320) 365-3844
Access Code:       146117
About Horsehead
Horsehead Holding Corp. (Nasdaq: ZINC), is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust, and The International Metals Reclamation Company , a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,000 people and has seven facilities throughout the U.S. Visit www.horsehead.net for more information.
Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Financial Results (in thousands except per share amounts):
Income Statement (unaudited)

	Quarter ended Dec 31,		Twelve months ended Dec 31,
	2009	2008	2009	2008
Net sales	$68,800	$91,764	$216,530	$445,921
Cost of sales (excluding depreciation)	60,450	73,042	226,171	353,248

Gross profit (loss) (excluding depreciation)	8,350	18,722	(9,641)	92,673
Depreciation	5,026	3,952	15,982	12,797
S G & A expenses	5,650	4,667	17,079	18,184

Income (loss) from operations	(2,326)	10,103	(42,702)	61,692
Interest expense	790	385	2,340	1,474
Interest and other income (expense)	441	(86)	883	1,871

Income (loss) before taxes	(2,675)	9,632	(44,159)	62,089
Income tax provision (benefit)	(2,891)	3,322	(16,688)	22,647

Net income (loss)	$216	$6,310	$(27,471)	$39,442

Earnings (loss) per diluted share	$0.00	$0.18	$(0.73)	$1.12

Weighted average diluted shares outstanding	43,325	35,370	37,604	35,287

EBITDA (1)	$2,700	$14,055	$(26,720)	$74,489

(1)	EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:
EBITDA

	Quarter ended Dec 31,		Twelve months ended Dec 31,
	2009	2008	2009	2008
Net income (loss)	$216	$6,310	$(27,471)	$39,442
Income tax provision (benefit)	(2,891)	3,322	(16,688)	22,647
Interest expense	790	385	2,340	1,474
Interest and other (income) expense	(441)	86	(883)	(1,871)
Depreciation	5,026	3,952	15,982	12,797

EBITDA	$2,700	$14,055	$(26,720)	$74,489
Contact info:
      Robert D. Scherich
      Vice President & CFO
      Horsehead Holding Corp.
      724.773.9000
SOURCE Horsehead Holding Corp.